Exhibit 99.1
News Release

For Immediate Release
---------------------

       First Litchfield Financial Corporation Announces Six-Month Earnings

Litchfield, Connecticut, August 8, 2006--First Litchfield Financial Corporation (NASDQ: FLFL) (the "Company") the holding company for The First National Bank of Litchfield (the "Bank") reported earnings for the six (6) months and three (3) months ended June 30, 2006. Net income for the Company for the six months ended June 30, 2006 totaled $1,099,000, decreasing $844,000 or 43% from 2005 earnings of $1,943,000. Basic and diluted net income per share for the six month period ended June 30, 2006, were $.51, per share, as compared with $.91 and $.90 for basic and diluted net income per share, respectively, for the same period in 2005.

Earnings for the second quarter of 2006 totaled $475,000, which is a decrease of 46% from second quarter 2005 earnings of $886,000. Quarterly basic and diluted net income per share for 2006 were $.22 per share, compared to $.41 per basic and diluted share for the same period in 2005.

Joseph J. Greco, the Company's President and Chief Executive Officer stated "Despite strong growth in loans and deposits, the rising interest rate environment compressed the Bank's net interest margin and depressed earnings as our cost of funds increased more quickly than loans and other assets repriced. We are expanding the base from which we obtain deposits and are working to identify less costly alternative funding sources. Our expanded branch network should help to alleviate erosion of our net interest margin. Continued emphasis on deposit growth through promotions and branching into new markets is intended to help alleviate further margin erosion. In June, we completed a private placement of trust preferred securities which should facilitate the continued growth of the Bank's base of earning assets. In addition, we continue to develop sources of non-interest income to reduce our reliance on net interest income."

Net interest income as of June 30, 2006 totaled $6,462,000, a decrease of 9% or $645,000 from the first six months of 2005. The net interest margin (net interest income divided by average earning assets) was 3.08% for the six-month period ended June 30, 2006 which was a decrease of 51 basis points from the margin of 3.59% for the six months ended June 30, 2005. The decrease in the net interest margin is attributable to the increased cost of funds, which rose at a faster rate than the yield on earning assets as a result of competitive market pricing for both deposits and loans.

Net loans as of June 30, 2006 were $269,644,000, reflecting an increase of $28,962,000 or 12% as compared to the year-end 2005. Loan growth during the first six months of 2006 was realized in the residential, construction and commercial mortgage portfolios as well as in the consumer loan portfolio. At June 30, 2006, commercial mortgage loans totaled $47,657,000, which represents an increase of 13% from their year-end balance of $42,144,000 at December 31, 2005. The growth in commercial mortgages is the result of the Bank's emphasis on commercial lending in its new markets. The increase in the construction mortgage portfolio was primarily in residential real estate loans. Consumer loans increased $4,257,000 from year end. During the


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second quarter of the year, the Bank purchased a portfolio of consumer loans in the secondary market. The reasons for the acquisition were the desire for greater portfolio diversification as well as the opportunity to increase yield while marketing acceptable levels of credit risk.

Total deposits increased $25,233,109 or 9.1% as compared to their year-end levels. Demand deposits increased by $1,852,451 or 2.8%, while interest bearing deposits increased by $23,380,658 or 11.1%. Growth in deposits is due primarily to the Bank's new branch facilities in nearby markets. Additionally, growth has been experienced in commercial deposits due to the focus on meeting the banking needs of commercial businesses. Finally, innovative deposit products and relationship money market deposits contributed to the growth in the deposits as well as the Bank's success in retaining those deposits which might have migrated to non-bank investments.

Year to date noninterest income as of June 30, 2006 totaled $1,372,000, 13% above noninterest income from the same period in 2005. Trust fee income totaled $542,000 which represents an increase of $67,000 or 14% from the first six months of 2005. This increase is due to fees from investment management services. Customers are finding the Bank's investment management services to be an attractive wealth management tool. Earlier this year, Rick Judd was named Senior Vice President, Trust and Wealth Management. Rick is charged with growing the trust and investment management areas as he and his team offer wealth management services for our clients.

Banking service charges and fees totaled $558,000, which was an increase of $90,000 or 19% from the first six months of 2005. The increase in service charge income is due to increased fee income from deposit overdraft fees, cash management services, credit card interchange income and loan referral fees.

Noninterest expense for the six months ended June 30, 2006 totaled $6,380,000, and represented an increase of $937,000 or 17% from the same period of 2005. The opening of the Bank's Canton branch in February, as well as costs incurred for the opening of the New Milford branch in July, were the primary causes for the increases in salary, advertising, legal, postage, equipment and occupancy expenses. Increased costs for computer software and consulting, insurance fees and exam and audit expense reflect the Company's expansion, as well as the costs of compliance in the current regulatory environment.

The First National Bank of Litchfield is a community bank operating full service banking offices in Canton, Goshen, Litchfield, Marble Dale, Roxbury, Washington and Torrington. The Bank opened a full-service branch in New Milford in July, 2006. The Bank operates a Trust department that offers investment management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers non-deposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc.

The Company's website address is www.fnbl.com.


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                         First Litchfield Financial Corp

                      Selected Consolidated Financial Data
                                   (Unaudited)

Period end balance sheet data:                  June 30,
                                         2006              2005
                                         ----              ----

Total Assets                      $494,827,000      $439,770,000
Loans, net                         269,644,000       239,909,000
Investments                        180,218,000       160,364,000
Deposits                           303,103,000       282,113,000
Borrowings                         164,816,000       128,784,000
Stockholders' equity                24,226,000        26,002,000

Book value per share                     11.32             12.16
Tangible book value per share            11.32             12.16
Leverage ratio                            8.18%             7.77%
Shares outstanding                   2,139,930         2,136,370

                                          For the Three Months
                                              Ended June 30,
                                         2006              2005
                                         ----              ----
Operating results:
Net interest income                $ 3,200,000      $ 3,491,000
Securities (losses), net               (17,633)         (44,100)
Total noninterest income               704,000          598,000
Loan loss provision                    105,000          101,000
Total noninterest expense            3,284,000        2,779,000
Income before tax                      516,000        1,209,000
Income tax expense                      41,000          324,000
Net income                             475,000          886,000

Earnings per share(basic)                  .22               .41
Return on average assets                   .40%              .81%
Return on average equity                  7.58%            14.03%

                                            For the Six Months
                                               Ended June 30,
                                         2006              2005
                                         ----              ----
Operating results:
Net interest income                $ 6,462,000       $ 7,107,000
Securities gains, net                  (17,633)          (44,100)
Total noninterest income             1,372,000         1,212,000
Loan loss provision                    210,000           201,000
Total noninterest expense            6,380,000         5,443,000
Income before tax                    1,244,000         2,675,000
Income tax expense                     145,000           731,000
Net income                           1,099,000         1,943,000

Earnings per share(basic)                  .51               .91
Return on average assets                   .47%              .89%
Return on average equity                  8.61%            15.53%




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Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore,
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actual future results may differ significantly from results discussed in the forward-looking statements.


Contact Person: Carroll A. Pereira, CFO
   (860) 567-2674

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